Exhibit 99.1

Northwest Bancshares, Inc. Completes Merger with LNB Bancorp, Inc.

WARREN, PA, August 14, 2015 /PRNewswire/ — Northwest Bancshares, Inc. (NASDAQ: NWBI), the holding company for Northwest Bank, announced today that it has successfully completed its merger with LNB Bancorp, Inc. (NASDAQ: LNBB), the holding company for The Lorain National Bank.

William J. Wagner, President and Chief Executive Officer of Northwest Bancshares, Inc., commented, “We are pleased to announce the completion of our merger with LNB Bancorp, Inc. and The Lorain National Bank.  The management teams and employees of both Northwest and LNB have worked tirelessly over the past seven months to prepare for the integration of our two companies.  We believe that this transaction will help deliver value through increased operating scale and new market opportunities.  The combined strength of our institutions will allow us to better serve customers across all of our markets with a wide range of financial products and services, while maintaining the personal service they expect from their community bank.”

Under the terms of the merger agreement, shareholders of LNB Bancorp, Inc. elected to receive either 1.461 shares of Northwest Bancshares, Inc. common stock or $18.70 in cash for each common share of LNB Bancorp, Inc., subject to an overall allocation of exchanged shares into 50% cash and 50% shares of stock.  Cash will be paid in lieu of fractional shares at a rate of $12.66 per whole share of Northwest Bancshares, Inc. common stock.  Northwest Bancshares, Inc. will provide information separately regarding the final results of the consideration election of LNB Bancorp, Inc. shareholders.

Northwest Bancshares, Inc. issued 7,057,229 shares of common stock in the merger (subject to adjustment for cash issued in lieu of fractional shares), and based upon the $12.58 per share closing price of Northwest Bancshares, Inc.’s common stock on August 13, 2015, the transaction value was approximately $179.1 million.  The completion of the merger has resulted in a bank with approximately $9.0 billion in total assets, providing banking services through 182 branch locations and 297 ATMs in four states. The transaction has expanded Northwest’s franchise by 21 offices located in Lorain, Cuyahoga and Summit Counties in northeastern Ohio.

Boenning & Scattergood served as financial advisor and Luse Gorman, PC served as legal counsel to Northwest in this transaction.

Sandler O’Neill + Partners L.P. served as financial adviser and Calfee, Halter & Griswold LLP served as legal counsel to LNB Bancorp.

About Northwest Bancshares, Inc.

Headquartered in Warren, Pennsylvania, Northwest Bancshares, Inc. is the holding company of Northwest Bank.  Founded in 1896, Northwest Bank is a full-service financial institution offering a complete line of business and personal banking products, employee benefits and wealth management services, as well as the fulfillment of business and personal insurance needs. Northwest operates 182 community banking offices in Pennsylvania, New York, Ohio and Maryland and 51 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company.  Northwest Bancshares, Inc.’s common stock is listed on the NASDAQ Global Select Market (“NWBI”). Additional

information regarding Northwest Bancshares, Inc. and Northwest Bank can be accessed on-line at www.northwest.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Northwest Bancshares’ expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in Northwest Bancshares’ and LNB Bancorp’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: difficulties and delays in integrating LNB Bancorp’s business or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of Northwest Bancshares’ products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

SOURCE Northwest Bancshares, Inc.

Contact:
William J. Wagner, President and CEO, Northwest Bancshares, Inc.